Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 3 to Registration Statement No. 333-155589 on Form N-2 of our report dated February 19, 2009, relating to the financial statements of BlackRock Fixed Income Value Opportunities (the “Trust”) as of January 16, 2009 and for the period from November 12, 2008 (date of inception) to January 16, 2009, which is included in the prospectus and statement of additional information in Pre-Effective Amendment No. 2 to the Trust’s registration statement on Form N-2 (Securities Act Registration Statement No. 333-155589), appearing in the Explanatory Note, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 24, 2009